EXHIBIT 99.1

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
                       UNDER PRIVATE SECURITIES LITIGATION
                REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

         Obie Media Corporation ("Obie Media") and its representatives may from time-to-time make forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act). Obie Media wants to invoke to the fullest extent possible the protection of the Private Securities Litigation Reform Act and the judicially created "bespeaks caution" doctrine with respect to such statements. Accordingly, Obie Media is filing this Exhibit 99.1, which lists certain factors that may cause actual results to differ from those in such forward-looking statements.

         This list is not necessarily exhaustive. Obie Media operates in a rapidly changing environment, and new risk factors emerge periodically. There can be no assurance that this Exhibit lists all material risks to Obie Media at any specific point in time.

         Readers  are  cautioned  not  to  rely  on  any  such   forward-looking
statements in making investment decisions. Obie Media does not intend to update its forward-looking statements.

Growth Strategy Risks

     Obie Media's growth strategy is to increase our penetration within our existing markets and to enter new markets. A principal component of our growth strategy is to obtain exclusive agreements with additional transit districts while renewing our existing transit agreements. Agreements with transit districts are awarded through a competitive proposal process. We may not be successful either in obtaining new agreements or renewing our existing agreements. Other components of Obie Media's growth strategy include increasing our inventory of outdoor displays, expanding our national presence and selectively acquiring other out-of-home advertising companies or assets. Our future growth will depend upon a number of factors, both within and outside our control. These factors include:

o Our ability to successfully bid for new transit district agreements and renew existing transit district agreements on terms favorable to us.

o Our ability to obtain required guarantees under transit district agreements.

o        Acceptance of Obie Media and our products by customers in new markets.

o Our receipt of any required governmental authorizations for any proposed expansion.


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o        Our  identification  and  acquisition  on  favorable  terms of suitable acquisition candidates.

o        Our ability to hire, train and retain qualified personnel.

o Our ability to obtain required financing on acceptable terms, if at all.

     Obie Media's credit agreements contain restrictions on our ability to incur additional indebtedness, create additional liens and make acquisitions. We may not be successful in expanding our operations and any expansion may not be profitable. Further, our results to date may not be indicative of our prospects or our ability to penetrate new markets, many of which may have different competitive conditions and demographic characteristics than our current markets.

Risks Involved in Transit District Agreements

         A significant portion of Obie Media's revenues are derived from our transit district agreements. Under these agreements, we typically guarantee to pay the transit district the greater of a minimum stated amount or a percentage (usually over 50%) of the advertising revenues generated by our use of the district's vehicles. When awarding contracts, transit districts rely heavily on the amount of revenue the applicant guarantees it will pay to the district in upcoming years. If our revenues from advertising displays are lower than anticipated, we still must pay to the districts the guaranteed amounts each year. We may not be able to profitably operate under any transit agreement. Also, in order to expand into new geographic markets and renew our existing transit agreements, we may face competitive pressure to increase the amounts of our guarantees or the percentage of revenues we pay to transit districts. Any such increase could result in financial losses or lower profits under our transit district agreements. In addition, some of our agreements with transit districts provide that the transit district may terminate the agreement before the end of the specified term at the convenience of the transit district, or if the transit district determines that such termination is in its best interest or the public interest.

Revenue Concentration

         A significant portion of Obie Media's revenues are derived from agreements with a few large transit districts. Most of these agreements are scheduled to expire within the next few years. Our inability to renew any of our more significant transit agreements on favorable terms, if at all, or the early termination of any such agreements, could adversely affect us.



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Risks Associated with Potential Acquisitions

     A component of Obie Media's growth strategy is to selectively acquire out-of-home advertising companies or assets. We may not be able to identify suitable acquisition candidates or complete acquisitions on terms acceptable to us. Further, other companies will compete with us for available acquisition opportunities. Any acquisitions by Obie Media would involve risks commonly encountered in acquisitions of companies, including:

o The difficulty of assimilating the operations and personnel of the acquired company into our existing structure.

o        Potential disruption of our ongoing business.

o        Diversion of the time and resources of our management.

o        An increase in our administrative costs.

o        Our potential loss of key employees of the acquired company.

     Our failure to effectively integrate any acquired businesses could adversely affect us. In addition, future acquisitions by Obie Media may require additional debt or equity financing. Debt financing, if available, may increase our leverage and cash required to service debt. Equity financing may cause dilution to our shareholders. We may not be able to obtain required financing when needed on terms favorable to us, if at all.


Risks Associated With Growth

         Obie Media has grown both internally and as a result of acquisitions. This growth, and further anticipated growth, could place a strain on our management, systems and other resources. To manage our growth, we will need to continue to invest in and expand our operational, financial and information systems and to attract, retain, motivate and effectively manage our employees. We may not be able to do so.


Effect on Our Revenues of Economic Conditions and Advertising Trends

         Obie Media relies on sales of advertising space for our revenues. Changes in general economic conditions and trends in the advertising industry affect sales of advertising space. A general decline in economic conditions, a decline in economic conditions in particular markets where we conduct business or a reallocation of advertising expenditures by advertisers using our displays or services could result in a reduction in our advertising revenues.


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Competition

         Obie Media's markets are highly competitive. In the transit advertising market, we compete with other out-of-home advertising companies that submit proposals for exclusive agreements with transit districts by means of a formal proposal process. In the outdoor advertising display market, we compete with other out-of-home advertising companies for customers. Obie Media also competes for customers with other advertising media, including broadcast and cable television, radio, print media, direct mail marketing, and displays in shopping centers and malls, airports, stadiums, movie theaters and supermarkets and on taxis, trains and subways. In recent years, there has been consolidation among our competitors, including consolidation between out-of-home advertising companies and broadcast or other media. Several of our competitors, including diversified media companies, are substantially larger, better capitalized, more widely known and have access to substantially greater resources than we do. These traits may provide competitive advantages, particularly in large advertising markets. In larger markets, we encounter direct competition for transit district agreements from major transit advertising companies. Obie Media may not be able to compete successfully either with other out-of-home companies or with other advertising media.

Regulation of Outdoor Advertising Industry

         The government extensively regulates the outdoor advertising industry at the federal, state and local levels. These regulations limit the location, relocation, height and size of outdoor advertising displays. In addition, some jurisdictions prohibit the construction of new outdoor advertising displays or the replacement, relocation, enlargement or upgrading of existing displays. Governmental regulations, tobacco industry agreements and our transit district agreements may also restrict the content of the advertisements displayed by Obie Media. For example, some states have banned all outdoor advertising of tobacco products. In November 1998, 46 states signed a settlement agreement with the four largest American tobacco companies. Among other things, the agreement bans transit and outdoor advertising of the companies' tobacco products in the 46 states. The United States Congress has also considered legislation that would severely restrict or ban tobacco advertising. Existing or future laws or regulations could adversely affect Obie Media, and may limit our ability to increase our inventory of outdoor advertising displays or display particular types of advertisements.

Restrictions Imposed by Our Primary Lender

         Obie Media's primary lender has a lien on substantially all of our assets to collateralize our indebtedness. Our credit agreements restrict our ability to incur additional debt, create additional liens, sell assets and make acquisitions. The credit agreements also contain financial covenants. These restrictions may limit our ability to implement our growth strategy, pay
dividends  or  engage  in  other   activities  that  would  benefit  us  or  our
shareholders.


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Seasonality and Fluctuations in Periodic Operating Results

         Obie Media's revenues and operating results historically have fluctuated by season. Typically, our results of operations are strongest in the fourth quarter and weakest in the first quarter of our fiscal year ending November 30. Our transit advertising operations are more seasonal than our outdoor advertising operations as our outdoor advertising display space, unlike our transit advertising display space, is and has been sold nearly exclusively by means of 12-month contracts. We believe this seasonality will increase as our transit advertising operations continue to expand more rapidly than our outdoor advertising operations. This seasonality, together with fluctuations in general and regional economic conditions and the timing and expenses related to acquisitions, the obtaining of new transit agreements and other actions we have taken to implement our growth strategy, has contributed to fluctuations in our periodic operating results. These fluctuations likely will continue. Accordingly, Obie Media's results of operations in any period may not be indicative of the results to be expected for any future period. Because a significant portion of our expenses are fixed and are based in part on our estimate of future revenues, we may be unable to adjust our expenditures in a timely manner to compensate for any unanticipated reduction in revenues. This could result in period-to-period declines in operating results and net income.